Exhibit 99.1

News Release

Media contact:

Nicole Alexander

+1.316.676.3212

Nicole_Alexander@hawkerbeechcraft.com

www.hawkerbeechcraft.com

Robert S. “Steve” Miller to Join Hawker Beechcraft, Inc. as Chief Executive Officer

WICHITA, Kan. (Feb. 7, 2012) – The Board of Directors of Hawker Beechcraft, Inc. announced today that it appointed Robert S. “Steve” Miller as Chief Executive Officer of the Company, effective Feb. 7. Bill Boisture, formerly Chief Executive Officer of Hawker Beechcraft, Inc., will remain as Chairman of its operating subsidiary Hawker Beechcraft Corporation.

“Hawker Beechcraft is a great company with iconic brands and dedicated employees. I’m honored to join and to help this company navigate through the challenges of the current general aviation market,” said Miller, CEO of Hawker Beechcraft, Inc. “With its inherently strong products, people and history, Hawker Beechcraft will remain an important presence in the aviation industry.”

“The Board of Directors is grateful to Bill for the work done to reposition Hawker Beechcraft, especially its manufacturing, customer support, and sales and marketing operations,” Miller added. “I appreciate Bill’s continued dedication to the success of Hawker Beechcraft and look forward to working with him.”

Miller has had a long and successful history in the automotive, steel and waste management industries. He is currently Chairman of the Board of AIG and a director of Symantec and has previously served on the board of directors of more than one dozen companies. Miller earned bachelor’s and master’s degrees at Stanford University and his law degree from Harvard Law School.

Hawker Beechcraft, Inc., the parent company of Hawker Beechcraft Corporation, is a world-leading manufacturer of business, special mission, light attack and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.